EXHIBIT 10.1

AGREEMENT FOR PURCHASE
AND SALE OF REAL ESTATE

THIS AGREEMENT FOR PURCHASE AND SALE OF REAL ESTATE (this “Agreement”) is entered into as of August __, 2019 (the “Effective Date”), by and between EAST COAST LOGISTICS & DISTRIBUTION, INC., a Pennsylvania business corporation (“Seller”) and INNOVATIVE FOOD HOLDINGS, INC., a Florida corporation authorized to do business in the Commonwealth of Pennsylvania (“Purchaser”).

WITNESSETH:

WHEREAS, Seller is the owner of the Property (as defined below); and

WHEREAS, Purchaser desires to purchase from Seller and Seller desires to sell to Purchaser all of the Property on the terms and conditions set forth below.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

AGREEMENT TO PURCHASE AND SELL

Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, upon the terms and conditions set forth in this Agreement, all of Seller’s right, title and interest in and to the following (collectively, the “Property”):

(a)     the land legally described on Exhibit A attached hereto and made a part hereof and commonly known as 220 Oak Hill Road, Mountain Top, Luzerne County, Pennsylvania 18707 together with all privileges, rights, easements, hereditaments, and appurtenances belonging to the land, and all right, title and interest of the titleholder thereof in and to any streets, alleys, passages, and other rights-of-way included therein or adjacent thereto (before or after the vacation thereof) (the “Land”) (To the extent the legal description provided in this Agreement is inconsistent with that of the Survey (as hereinafter defined) or the Title Commitment (as hereinafter defined), the language of the Survey or Title Commitment will control.);

(b)     all buildings, structures, parking areas and other improvements located on the Land and any and all fixtures attached thereto (collectively, the “Improvements”);

(c)     the articles of personal property owned by Seller as set forth on Exhibit B attached hereto and made a part hereof or used in connection with the operation of the Improvements (collectively, the “Personal Property”); and

(d)     all licenses, franchises, permits, authorizations and approvals used in connection with or relating to the ownership, occupancy or operation of any part of the Land, Improvements or Personal Property (collectively, the “Permits”).

ARTICLE 2

PURCHASE PRICE

2.1     Purchase Price.   The purchase price (the “Purchase Price”) to be paid by Purchaser to Seller for the Property will be Four Million Five Hundred Thousand and 00/100 Dollars ($4,500,000.00), subject to the adjustments, credits and prorations described below.

2.2     Payment of Purchase Price.

(a)

Within five (5) business days following the Effective Date, Purchaser will deliver or cause to be delivered to Chicago Title Insurance Company (the "Title Company") the sum of Twenty Five Thousand Dollars ($25,000.00) (the "Deposit") to be held by the Title Company in an interest bearing escrow account.

(b)

Within five (5) business days following the expiration of the General Review Period (as defined below), provided that this Agreement has not been terminated in accordance with Section 3 below, Purchaser will deliver or cause to be delivered to the Title Company the additional sum of Twenty Five Thousand Dollars ($25,000.00), which sum will be added to and become part of the Deposit.

(c)

At Closing, Purchaser will pay to Seller the balance of the Purchase Price, which will include adjustments for the Deposit and the prorations, credits and closing costs allocated to the parties pursuant to this Agreement, in cash.

2.3     Closing Costs.   Seller will pay the cost of obtaining and recording any releases of any mortgages, liens (including, without limitation, liens on Personal Property) or other encumbrances that are not Permitted Exceptions (as defined below). Purchaser will pay the cost of: (a) the Title Policy (as defined below), including the cost of extended coverage over the standard printed exceptions; (b) the cost of the Survey; (c) the endorsements described in Section 4.2 below; (d) the premium for the lender’s title insurance policy (if any) and any related endorsements; and (e) the cost of recording the Deed and any other documents related to the financing of its purchase of the Property. The expense and cost of all state and local realty transfer taxes relating to the purchase of the Property shall be divided equally between the Seller and Purchaser. All other closing costs will be apportioned according to prevailing local custom and law. Except as expressly provided in this Agreement to the contrary, each party will pay its own legal fees.

2.4     Closing Prorations and Adjustments.   The following items will be prorated and adjusted as of 12:01 a.m. on the Closing Date (as defined below) as follows:

(a)     Seller will credit Purchaser at Closing real estate taxes, charges and assessments affecting the Property based upon 100% of the last ascertainable tax bill(s). Any such taxes prorated on an estimated basis on the Closing Date will be reprorated by the parties when and as the actual amount of such taxes becomes known. Any adjustment due to reproration of taxes will be paid not later than thirty (30) days following the final determination of the amount of such taxes and delivery of the demand by the party to whom payment is due. The reproration obligations of the parties will survive the Closing.

(b)     Seller will pay all expenses necessary to repair, operate and maintain the Property in its current condition accrued up to and including the Closing Date. Any such expenses which are prepaid as of the Closing Date will be credited to Seller, and Purchaser will be responsible to pay such expenses accruing subsequent to the Closing Date. Any expenses that have accrued up to and including the Closing Date but have not been billed to or paid by Seller as of the Closing Date will, to the extent possible, be paid by Seller (with such payment evidenced to Purchaser) at the time of Closing, or, if not so payable, at Purchaser’s option, will be credited to Purchaser, provided that such credit will not release Seller of the obligation to make full payment if the credit is insufficient for any reason. Utility meters for utility services payable by Seller will be read on or immediately prior to the Closing Date, if possible, and the amounts due as disclosed by such readings will be paid by Seller or credited to Purchaser. Otherwise all utility charges and billings will be prorated using the prior month’s bill as of the Closing Date and will be reprorated upon receipt of actual bills for the period in question.

(c)     Any and all other items customarily prorated or required by any other provision of this Agreement to be prorated or adjusted.

2.5       Payment of Purchase Price. The Purchase Price, plus or minus any adjustments, credits or prorations provided for herein, will be paid to Seller at the Closing by wire transfer of immediately available funds.

2.6       Purchaser’s Financing. During the period of time beginning on the Effective Date and ending at 5:00 P.M. (Eastern Time Zone) on the date that is forty-five (45) days after the Effective Date (the “Financing Period”), Purchaser will obtain a written commitment for a loan in the amount of $3,855,000.00, with an interest rate not to exceed six percent (6.00%) per year, and an amortization period of at least twenty (20) years (the “Loan Commitment”). Purchaser will apply for the Loan Commitment within ten (10) days after the Effective Date. If Purchaser makes a good faith effort but is unable to obtain the Loan Commitment, then Purchaser will have the right to terminate this Agreement by providing written notice of termination to Seller prior to the expiration of the Financing Period. If Purchaser does not provide written notice of termination prior to the expiration of the Financing Period, then Purchaser will for all purposes be deemed to have secured the Loan Commitment. If Purchaser terminates this Agreement pursuant to Section 3, then the Title Company will return the Deposit to Purchaser and the parties will have no further obligations hereunder except for any obligations that expressly survive termination.

ARTICLE 3

PURCHASER’S DUE DILIGENCE

3.1     General Review Period; Termination Right. During the period of time beginning on the Effective Date and ending at 5:00 P.M. (Eastern Time Zone) on the date that is forty-five (45) days after the Effective Date (the “General Review Period”), Purchaser and its agents, employees, contractors and representatives will have the right to: (i) enter upon the Land and Improvements to conduct tests, inspections and investigations of the physical condition of the Land, Improvements and Personal Property (including, without limitation, environmental inspections and investigations); and (ii) review books, records and other due diligence materials relating to the Property as may be necessary for Purchaser to determine whether any matter or condition makes the Property unacceptable to Purchaser in Purchaser’s sole and absolute discretion. Purchaser agrees that a representative of Seller will be afforded not less than 24 hours prior notice to allow Seller or its representative to be present at each inspection or test of the Property.

Purchaser will repair any damage to the Property resulting from Purchaser’s activities on the Property under this Section 3.1. Purchaser will also defend (with counsel reasonably satisfactory to Seller), indemnify and hold harmless Seller from and against any and all loss, cost, damage, expense or liability arising out of Purchaser's activities on the Property and/or the cost thereof, or out of any negligence or willful misconduct of Purchaser in performing the surveys, tests and inspections contemplated hereby, provided that, without expanding by implication the scope of the foregoing indemnity, the foregoing agreement to indemnify and hold harmless will not apply to any loss, cost, damage, expense or liability arising out of or related to (i) any condition upon or under the Property not caused by Purchaser, (ii) any violation of law existing with respect to the Property not caused by Purchaser, or (iii) the negligence or willful misconduct of Seller or its shareholders, officers, directors, employees, agents or contractors. The foregoing indemnity will survive the expiration or earlier termination of this Agreement.

Within five (5) Business Days after the Effective Date, Seller will provide Purchaser with copies of materials in its possession relating to Purchaser’s due diligence investigations, including without limitation, existing surveys, title reports, service contracts, environmental reports, blueprints and warranties, third party reports and such other items in Seller’s possession that Purchaser reasonably requests.

If Purchaser, in its sole and absolute discretion, determines that the Property is unacceptable to Purchaser, then Purchaser may terminate this Agreement by delivering written notice of termination to Seller at any time on or before the end of the General Review Period and deliver a notice to the Title Company demanding that the Deposit be delivered to Purchaser at which time, the Deposit will be immediately returned to Purchaser. If Purchaser does not terminate this Agreement during the General Review Period as set forth herein, the Deposit will become non-refundable absent a Seller default.

Purchaser will maintain or cause its designated consultants, auditors or engineers to maintain in full force and effect such types of insurance as are reasonable and customary under the circumstances, covering all individuals employed by or retained by Purchaser or its representatives in connection with Purchaser’s surveys, tests and inspections; including, but not limited to comprehensive general liability insurance in the amount of $1,000,000.00. Certificates of such insurance naming Seller as an additional insured will be provided to Seller before any surveys, tests and inspections.

Purchaser will keep any information generated during its assessment of the Property (including its environmental assessment) as confidential unless required by law to do otherwise and will not disclose such to any third party other than Purchaser’s attorney or lender (or prospective lender), any prospective tenant, or any such prospect’s consultant(s), or other real estate consultant engaged specifically in connection with this acquisition or Purchaser’s efforts to secure a future lease encumbering all or a portion of the Property, without prior approval of Seller, which will be within Seller’s sole discretion; and if this transaction fails to close as required herein all documents supplied Purchaser by Seller will be promptly returned to Seller.

3.2     Existing Leases. Purchaser expressly acknowledges that the Property is encumbered by five (5) leases (the “Leases”). Within five (5) days of the Effective Date of this Agreement, Seller will furnish to Purchaser a copy of the Leases. On or before Closing (as defined below), Seller will provide Purchaser with tenant estoppel certificates, signed by the tenants, in a form reasonably acceptable to Purchaser.

3.3     Survey. Purchaser, at its cost, will obtain a survey certified to Seller, and the Title Insurer, and made by a registered Pennsylvania land surveyor, in accordance with February 23, 2016 ALTA/NSPS standards, including ALTA/NSPS Table A requirements, 1, 2, 3, 4, 6(a), 11(a), 13 16, 18 and 20 in the amount of $1,000,000 (the “Survey”). In all events, the Survey shall allow Title Insurer to remove all survey exceptions from the title commitment and grant an extended coverage endorsement to Purchaser, except for the Permitted Exceptions. The Survey shall reveal no encroachments onto the Property from any adjacent property, no encroachments by any of the improvements onto any adjacent property, and no violation by any of the improvements of any building line or easement affecting the Property. The Survey shall also state that the Property is not in a flood hazard area that would require flood insurance under the Federal Disaster Protection Act of 1973.

3.4     Due Diligence. No representation or warranty contained herein shall be affected or deemed waived or otherwise impaired or limited by reason of any investigation or due diligence conducted by Purchaser or by any agent or representative of Purchaser, except to the extent that on or before the Closing Date, the Purchaser obtains or acquires knowledge of any facts, events or circumstances that would cause a representation or warranty to be untrue or inaccurate. If Purchaser acquires such knowledge, Purchaser shall (i) provide written notice of termination to Seller on or before the Closing Date, in which case the Deposit will be immediately returned to Purchaser and neither party will have any further rights or obligations hereunder; or (ii) proceed to Closing, in which case Purchaser shall execute at Closing an affidavit attesting to the fact that, as of Closing, Purchaser is not aware of any facts or circumstances that would give rise to a claim for a breach of a representation or warranty by Seller.

ARTICLE 4

TITLE INSURANCE

4.1     Title Commitment.   Within thirty (30) days after the Effective Date, Purchaser will order from the Title Company and deliver to Seller:

(a)     A commitment (the “Title Commitment”) from Chicago Title Insurance Company (the “Title Insurer”) having an effective date no earlier than thirty (30) days prior to the Effective Date; and

(b)     Legible photocopies of any documents identified in the Title Commitment.

4.2     Title Objections. Within ten (10) days after Purchaser delivers the later of the Survey and the Title Commitment to Seller, Purchaser will deliver to Seller’s attorney a list of any objections to title and survey matters with respect to the Land (the “Title Objections”). If Purchaser fails to submit a list of the Title Objections within the 10-day period described above, then the “Permitted Exceptions” will be deemed to be all matters appearing on the Survey and the Title Commitment.

If Purchaser delivers a list of Title Objections within the 10-day period described above in this Section 4.2, then Seller may, at its election, within ten (10) days after Seller receives the Title Objections: (a) cause the Title Objections to be deleted from the Title Commitment; (b) cause the Title Insurer to insure over or commit to insure over such Title Objections; (c) agree, in writing, to cause such Title Objections to be deleted or insured over at or prior to the Closing; or (d) terminate the Agreement, in which case the Deposit will be immediately returned to Purchaser and neither party shall have any further rights or obligations hereunder. If within the aforementioned 10-day cure period, Seller fails or elects not to take one or more of the actions described in clauses (a), (b), (c) or (d) above in this Section 4.2 with respect to all of the Title Objections, then Purchaser may by written notice to Seller within five (5) days after the expiration of Seller’s 10-day cure period elect, as its sole remedy, to: terminate this Agreement, in which case all of the Deposit will be returned to Purchaser.

4.3     Title Policy.   At the Closing, Purchaser will procure an ALTA 2006 Form Owner’s Title Insurance Policy from the Title Insurer or in lieu thereof a marked-up title commitment from the Title Insurer (either being referred to herein as the “Title Policy”) which in either case will: (i) be dated as of the date of the recording of the Deed; (ii) name Purchaser or its designee as the insured; (iii) have a liability amount equal to the Purchase Price; (iv) show Purchaser as the owner of the Property in fee simple subject to no exceptions other than the Permitted Exceptions; (v) include extended coverage over the standard printed exceptions; and (vi) include the following endorsements: (A) zoning 3.1 (with parking); (B) survey; (C) access; (D) owner’s comprehensive; (E) PIN; (F) contiguity, if applicable; and (H) such other endorsements as Purchaser or its lender may reasonably request.

4.4     No Further Liens.   Seller agrees that it will not, from and after the Effective Date, cause or permit any actions that result in any additional exceptions to title.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1      Representations and Warranties of Seller.   Subject to the provisions of this Article 5, Seller represents to Purchaser that as of the date of this Agreement:

(a)     Litigation. To the best of Seller’s knowledge, there is no material pending or threatened litigation or condemnation action against the Property or against Seller with respect to the Property as of the date of this Agreement.

(b)     No Insolvency; No General Assignment. Seller is not a debtor in any state or federal insolvency, bankruptcy, receivership proceeding and Seller has not made a general assignment for the benefit of creditors.

(c)     Non-Foreign Person. Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”).

(d)     Contracts. Seller has not entered into any service or equipment leasing contracts relating to the Property which will be in force after the Closing.

(e)     Due Authority. This Agreement and all agreements, instruments and documents provided to be executed or to be caused to be executed by Seller are, or on the Closing Date will be, duly authorized, executed and delivered by and are binding upon Seller. Seller is a corporation, duly organized and validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and is duly authorized and qualified to do all things required of it under this Agreement.

(f)     Assessments. To the best of Seller’s knowledge, there are no pending or threatened special or betterment assessments affecting the Property or any portion thereof.

(g)     Zoning. To the best of Seller’s knowledge, the Property is currently zoned for its current use by the applicable governmental authorities and except for any violations arising from the current tenant’s use (or misuse), the Property is in material compliance with that zoning classification.

(h)     Habitat; Wetlands. To the best of Seller’s knowledge, there are no archaeological, anthropological or historical finds, objects or sites or any endangered or threatened species in, on or about the Property. No portion of the Property constitutes a “critical habitat” as such term is defined in the Endangered Species Act of 1973, as amended. No part of the Property contains “wetlands” as that term is defined in 33 C.F.R. §328.3(b)(1989), flood plains or floodways.

(i)     Hazardous Substances. To the best of Seller’s knowledge, there are no Hazardous Substances located on the Property, and the Property is in compliance with all applicable Environmental Laws and there are no orders, judgments, claims, suits, actions or proceedings concerning or affecting the Property with respect to any Environmental Law. Seller has not received any notice of any threatened or pending suit, action or proceeding concerning the Property relating to any Environmental Law. To the best of Seller’s knowledge, there are no underground storage tanks located at the Property. As used in this Agreement, “Hazardous Substance” will mean and include all hazardous or toxic substances, wastes or materials, any pollutants or contaminants (including, without limitation, asbestos, petroleum products, and materials which include hazardous constituents) or any similar substances or materials which are included under or regulated by any Environmental Law. “Environmental Law” will mean and include all local, state or federal laws, rules, orders and regulations pertaining to environmental regulation or the use, processing, storage, disposal, generation or transportation of Hazardous Substances or any contamination, clean up or disclosure related thereto. Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Super Fund Amendments and Reauthorization Act of 1986, the Resource, Conservation and Recovery Act, the Hazardous and Solid Waste Amendments of 1984, the Toxic Substance Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Water Pollution Control Act, the Federal Safe Drinking Water Act, the Federal Clean Air Act, the Federal Clean Water Act, the National Environmental Protection Act, as any of the foregoing has heretofore been or is hereafter amended, and any regulations promulgated with respect to any of such statutes.

(j)     References to the “knowledge”, “best knowledge” and/or “actual knowledge” of Seller or words of similar import will refer only to the current actual (as opposed to implied) or constructive knowledge of Joseph Talarico, Seller’s president. Notwithstanding anything to the contrary contained in this Agreement, Joseph Talarico will have no personal liability hereunder. The provisions of this Section 5.1 will survive the Closing for a period of one (1) year.

5.2     Representations, Warranties and Covenants of Purchaser. Purchaser represents and warrants to Seller as follows:

(a)     This Agreement and all agreements, instruments and documents provided to be executed or caused to be executed by Purchaser are, or on the Closing Date will be, duly authorized, executed and delivered by and are binding upon Purchaser. Purchaser is a corporation, duly organized and validly existing and in good standing under the laws of the State of Florida, qualified to do business in the Commonwealth of Pennsylvania, and is duly authorized and qualified to do all things required of it under this Agreement.

(b)     No bankruptcy, insolvency, reorganization, arrangement or moratorium proceeding or allegation of fraudulent conveyance is now pending or threatened against Purchaser.

(c)     Execution by Purchaser of this Agreement and all documents provided for to be executed by Purchaser, and performance by Purchaser of the provisions hereof and thereof, will not violate or result in any breach of, or constitute a default under, any law, regulation, order or judgment of any governmental authority to which Purchaser is subject, or any agreement, indenture, mortgage, deed of trust, bank loan, credit agreement or any other instrument to which Purchaser is a party or by which Purchaser is bound, where such breach or default might adversely affect Purchaser's ability to perform its obligations hereunder or under such other documents. Purchaser is not in default under any note, evidence of indebtedness, lease, contract, license, undertaking or other agreement where the liability thereunder might adversely affect Purchaser's ability to perform its obligations under this Agreement or such other documents.

(d)     The provisions of this Section 5.2 will survive the Closing for a period of one (1) year.

ARTICLE 6

ONGOING OPERATIONS AND RISK OF LOSS

6.1     Ongoing Operations.   During the period from the date of this Agreement to the Closing Date, Seller will not enter into any contracts, lease or other agreements affecting the use or occupancy of the Property, which contracts, leases or other agreements cannot be terminated on or before the Closing Date, without the prior written consent of Purchaser.

6.2     Casualty and Condemnation.

(a)     If, at any time between the date of acceptance hereof and the Closing, all or any portion of the Property is Materially Damaged (defined below) by casualty or condemned by any legally constituted authority for any public use or purpose, then Purchaser may elect either: (i) to terminate this Agreement, in which event the Deposit will promptly be refunded to Purchaser, and thereupon neither Purchaser nor Seller will have any further liabilities, obligations or rights with regard to this Agreement except for matters that by the express terms hereof survive termination; or (ii) proceed to close in accordance with the terms of this Agreement and to collect at Closing (or at Closing receive a credit against the Purchase Price for) all proceeds from any condemnation or from any insurance policies insuring the Property from damage or destruction and have the terms of this Agreement remain in full force and effect and binding on the parties (with Purchaser receiving a credit against the Purchase Price for any deductibles and the amount of any uninsured casualty). In the event of a condemnation in which Purchaser does not elect to terminate this Agreement pursuant to the foregoing terms, then the term Property, as used herein, will thereafter refer to the Property less and except any portion thereof taken by such condemnation. “Materially Damaged” means, with respect to any Improvements, damage that: (a) in Purchaser’s reasonable estimation, exceeds $200,000 to repair; (b) in Purchaser’s reasonable estimation, will take longer than sixty (60) days to repair; or (c) is not insured.

(b)     In addition (and without limiting subparagraph (a) above), Purchaser will have no obligation to purchase the Property if any casualty, such as (without limitation) earthquake, sinkhole, contamination by hazardous substances or act of God, affects or threatens to affect the Property so as to make the ownership of operation of the Property more expensive, and upon any such occurrence, Purchaser may terminate this Agreement by notice to Seller given at any time prior to Closing, whereupon the Deposit will be immediately refunded to Purchaser, and thereupon the parties will be relieved of any and all further right, duty, liability or obligation under or with respect to this Agreement, except for matters that by the express terms of this Agreement will survive termination.

ARTICLE 7

PURCHASER’S CONDITIONS TO CLOSING

7.1     Conditions to Purchaser’s Obligation to Close.   Purchaser’s obligation to close on the purchase of the Property is conditioned on the following:

(a)     Seller will have performed all of the covenants and obligations to be performed by Seller under this Agreement at or before the Closing, and the representations and warranties of

Seller set forth in this Agreement will be true in all material respects on and as of the Closing Date; and

(b)     There will have been no material adverse change from the Effective Date in the condition of the Property, other than as a result of a casualty or condemnation which will be governed by Section 6.2 hereof.

If one or more of the conditions set forth above in this Section 7.1 has not been satisfied as of the Closing Date, then Purchaser may, in its sole discretion, terminate this Agreement by delivering written notice of such termination to Seller at any time on or before the Closing Date, in which case, the Deposit will be immediately returned to Purchaser and neither party will have any further rights or obligations hereunder, except that if the failure to satisfy any such condition is due to a breach or default by Seller of any of its covenants, agreements, representations, warranties or other obligations hereunder, then the provisions of Section 9.2 will apply.

7.2     Waiver of Conditions. At any time or times, Purchaser may elect to waive in writing the benefit of any of the conditions set forth in Section 7.1. Purchaser will not be deemed to have waived any such condition, unless such waiver is set forth in a written document signed by Purchaser or its agent, and then only to the extent expressly set forth in such writing. If Purchaser waives any such condition, such waiver will not relieve Seller from, or modify or affect, Seller’s other covenants and obligations under this Agreement, and such covenants and obligations will survive such waiver and the Closing.

ARTICLE 8

THE CLOSING

8.1     Definition; Time and Place. The performance by Seller and Purchaser of their respective obligations under this Agreement directly or through the completion of the escrow deposits required of them to be made and the delivery of the Purchase Price to Seller by the Closing Escrowee (as defined below), will constitute the closing of the sale (the “Closing”). The date of the Closing (the “Closing Date”) will be the later of (i) September 30, 2019, or (ii) thirty (30) days after expiration of the General Review Period. The Closing will take place at the Title Insurer’s office closest to the Property, at a time as Seller and Purchaser will mutually agree. The Title Insurer will act as the closing escrowee (the “Closing Escrowee”).

8.2     Possession.   Possession of the Property will be delivered at the Closing subject to the terms of the Leases.

8.3     Escrow. This sale will be closed through a “New York style” escrow (the “Closing Escrow”) with the Closing Escrowee, in accordance with the general provisions of the usual form of escrow agreement then in use by the Closing Escrowee, with such special provisions inserted in the escrow agreement as may be required to conform with this Agreement (the “Escrow Agreement”). The Closing Escrow and the Escrow Agreement will be auxiliary to this Agreement, and this Agreement will not be merged into or in any manner superseded by the Closing Escrow or the Escrow Agreement. Upon the creation of the Closing Escrow, payment of the Purchase Price and delivery of the Deed and other closing documents will be made through the Closing Escrow and the Earnest Money will be deposited in the Closing Escrow. The attorneys for the parties are hereby authorized to execute the Escrow Agreement and any amendments thereto. Each party will have the right to inspect all documents prior to or at the time of deposit in the Closing Escrow. The escrow fee for the Closing Escrow will be shared equally by the parties.

8.4     Documents To Be Delivered By Seller At Closing. At the Closing, Seller will deliver or cause to be delivered to Purchaser directly or, if either party elects, through the Closing Escrow, the following, each of which will be in form reasonably satisfactory to Purchaser and (if applicable) the Title Insurer:

(a)      Such evidence that may be reasonably required by Purchaser or the Escrow Agent to evidence the status and capacity of Seller and the authority of the persons who are executing the various documents on behalf of the Seller;

(b)      Special warranty deed (the “Deed”), duly executed and acknowledged by Seller, granting, conveying and warranting to Purchaser or Purchaser’s Assignee (as defined in Section 10.3), good and indefeasible fee simple absolute title to the Property subject only to the Permitted Exceptions;

(c)      Bill of sale (the “Bill of Sale”) executed by Seller, conveying to Purchaser good and marketable title to the Personal Property as described in the Bill of Sale, free and clear of all encumbrances and adverse claims;(d)      The Title Policy (as ordered by Purchaser and cleared by Seller per the provisions above);

(d)      An affidavit in compliance with Section 1445 of the Code and applicable regulations stating, under penalty of perjury, Seller's United States taxpayer identification number and that Seller is not a “foreign person” as that term is defined in said Section 1445;

(e)      An ALTA Statement and a gap undertaking as may be reasonably required by the Title Insurer in order to issue the Title Policy in the form required pursuant to Section 4.3 hereof;

(f)      If required by the Title Company to issue extended coverage title insurance (but not otherwise), all utility letters;

(g)      An assignment of the Leases and the forklift equipment leases (described in Exhibit B) in form reasonably acceptable to Purchaser;

(h)     Tenant estoppel certificates (5) in form reasonably acceptable to Purchaser;

(i)      Any other instruments, documents, affidavits and certificates as Purchaser or the Title Company may reasonably request in order to conform to the provisions of this Agreement, in such form as will be reasonably satisfactory to Title Company, and as may be reasonable and customary for transactions of this type.

8.5     Documents To Be Delivered By Purchaser At Closing. At the Closing, Purchaser will deliver or cause to be delivered to Seller directly, or if either party elects through the Closing Escrow, the following, each of which will be in form reasonably satisfactory to Seller and (if applicable) the Title Insurer:

(a)     The Purchase Price, plus or minus adjustments, credits and prorations as provided for herein; and

(b)     All other documents required to be executed and/or delivered by Purchaser pursuant to other provisions of this Agreement or the Escrow Agreement.

8.6     Documents to be Jointly Delivered by Seller and Purchaser at Closing. At the Closing, Seller and Purchaser will each execute and deliver, directly, or if either party elects, through the Closing Escrow, the following, each of which will be in form reasonably satisfactory to both parties and (if applicable) the Title Insurer:

(a)     Applicable transfer tax declarations for the Commonwealth of Pennsylvania, Lucerne County, and any necessary municipal transfer tax declarations; and

(b)     A Closing or disbursement statement prepared by the Title Insurer.

ARTICLE 9

DEFAULTS; REMEDIES

9.1     Purchaser’s Default.   If Purchaser is in default under this Agreement and such default is not cured within five (5) Business Days after written notice of such default is given by Seller to Purchaser, then Seller may, as its sole and exclusive remedy, terminate this Agreement, in which case, the Deposit will be delivered to Seller as liquidated damages and as Seller’s sole and exclusive remedy. The parties acknowledge that Seller’s actual damages in the event of a default by Purchaser under this Agreement will be difficult to ascertain, and that Seller’s receipt of the Deposit as liquidated damages represents the parties’ best estimate of such damages. The parties agree that the foregoing provisions of this Section 9.1 are reasonable in light of the intent and circumstances surrounding the execution of this Agreement, and Seller expressly acknowledges and agrees that its rights and remedies will be limited as set forth above in this Section 9.1. However, notwithstanding anything contained in this Section 9.1 to the contrary, in the event of any breach or default by Purchaser of a post-Closing covenant or obligation or a covenant or obligation that expressly survives the Closing, Seller will also be entitled to any and all rights and remedies available at law or in equity.

9.2     Seller’s Default.   If Seller is in default under this Agreement and such default is not cured within five (5) Business Days after written notice of such default is given by Purchaser to Seller, then Purchaser may, at its option, pursue the following: (i) terminate this Agreement, the Deposit will be paid to Purchaser and Seller will pay Purchaser liquidated damages in the amount equal to the Deposit; or (ii) enforce specific performance of Seller's obligations hereunder, including specifically the conveyance of the Property in the condition required hereby, or (iii) if Seller’s default is due to Seller’s sale of the Property to a third party, then Purchaser may elect to pursue any and all damages provided by law or in equity. In addition, in the event of any breach or default by Seller of a post-Closing covenant or obligation or a covenant or obligation that expressly survives the Closing, Purchaser will be entitled to any and all rights and remedies available at law or in equity.

9.3     Costs of Enforcement. In the event any action or proceeding is brought by either party to enforce the terms of this Agreement, each party will pay its own costs, fees (including, without limitation, attorneys’ fees) and expenses.

ARTICLE 10

MISCELLANEOUS

10.1     Notices.   All notices, requests or other communications which may be or are required to be given, served or sent by either party hereto to the other will be given in writing and will be deemed received upon acceptance or rejection of delivery if delivered (a) in person or email transmission, with receipt thereof confirmed by printed email acknowledgment, (b) by overnight delivery with any reputable overnight courier service, or (c) by deposit in any post office or mail depository regularly maintained by the United States Postal Office and sent by registered or certified mail, postage paid, return receipt requested, and, in each case, addressed as follows:

If to Seller:

East Coast Logistics & Distribution, Inc.

728 Moosic Road

Old Forge, PA 18518

Attention: Joseph Talarico
Phone: 570-237-5078

Email: joseph.c.talarico@dupontmotorlines.com

with a copy to:

Robert T. Kelly, Jr.

Myers, Brier & Kelly, LLP

425 Spruce Street, Suite 200

Scranton, Pennsylvania 18503

Phone: 570-342-6100

Email: rkelly@mbklaw.com

If to Purchaser:

Innovative Food Holdings, Inc.

28411 Race Track Road

Bonita Springs, Florida 34135

Attention: Justin Wiernasz

Phone: 239-449-3239

E-mail: Jwiernasz@ivfh.com

with a copy to:

W. Roger Carlson, Esq.

Nisen & Elliott, LLC
200 West Adams Street, Suite 2500
Chicago, Illinois 60606

Phone: 312-346-7800

Email: Rcarlson@nisen.com

or to such other address as either party may from time to time specify as its address for the receipt of notices hereunder, in a notice to the other party.

10.2    Entire Agreement. This Agreement embodies the entire understanding of the parties and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof, except as may be set forth in a written instrument executed by all parties contemporaneously with or subsequent to this Agreement. This Agreement will not be construed more strictly against one party hereto than against the other party merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties. It is understood and recognized that both parties have contributed substantially and materially to the preparation of this Agreement.

10.3     Successors and Assigns; Assignment. This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.4     Severability. If any term or provision of this Agreement or any application thereof will be invalid or unenforceable, the remainder of this Agreement and other applications thereof will not be affected thereby.

10.5     Captions; Number. The captions contained in this Agreement are for the convenience of reference only, and will not affect the meaning, interpretation or construction of this Agreement. As used in this Agreement, the singular form will include the plural and the plural will include the singular, to the extent that the context renders it appropriate.

10.6     Counterparts. This Agreement may be executed in two or more counterparts (including by means of facsimile, pdf or other electronic means), each of which will be deemed to be an original and all of which together will be deemed to be one and the same instrument.

10.7     Governing Law; Venue. This Agreement has been executed and delivered, and is to be performed, in the Commonwealth of Pennsylvania, and this Agreement and all rights, obligations and liabilities hereunder will be governed by, and construed in accordance with, the internal laws of the Commonwealth of Pennsylvania. Each party hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any federal or state court sitting in Luzerne County, Pennsylvania.

10.8     Time of the Essence. Time is of the essence of this Agreement.

10.9     Modification. The provisions of this Agreement may not be amended, changed or modified orally, but only by an agreement in writing signed by all of the parties hereto.

10.10    Waiver. Except as otherwise expressly provided in this Agreement, no waiver by a party of any breach of this Agreement or of any warranty or representation hereunder by the other party will be deemed to be a waiver of any other breach by such other party (whether preceding or succeeding and whether or not of the same or similar nature) and no acceptance of payment or performance by a party after any breach by the other party will be deemed to be a waiver of any breach of this Agreement or of any representation or warranty hereunder by such other party whether or not the first party knows of such breach at the time it accepts such payment or performance. Except as otherwise expressly provided in this Agreement, no failure or delay by a party to exercise any right it may have by reason of the default of the other party will operate as a waiver of default or modification of this Agreement or will prevent the exercise of any right by the first party while the other party continues to be so in default.

10.11     Business Days. If any date specified in this Agreement for the Closing Date or for commencement or expiration of time periods for termination or approvals or for notice occurs on a day other than a Business Day, then any such date will be postponed to the next following Business Day. As used herein, “Business Day” will mean any day other than a Saturday, Sunday or a holiday observed by national banks or the Title Insurer.

10.12     Payment of Real Estate Brokers and Consultants. Seller and Purchaser represent that the only broker involved in this transaction is Lewith & Freeman Real Estate, Inc. (the "Broker"). Seller will pay all applicable brokerage fees and commissions per the terms of a separate agreement. Each party will indemnify and hold harmless the other party for the indemnifying party’s dealings or other circumstances which give rise to additional brokerage commissions or claims from third parties other than the Broker. These indemnities will survive the Closing or the termination of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SELLER: EAST COAST LOGISTICS & DISTRIBUTION, INC. By:
PURCHASER: INNOVATIVE FOOD HOLDINGS, INC. By: